                                              Exhibit 52




                                   Cede & Co.
                       c/o The Depository Trust Company
                                7 Hanover Square
                            New York, New York 10004


                                                                   July 21, 1994



Mr. Delbert Seitz
Secretary
WLR Foods, Inc.
P.O. Box 7000
Broadway, Virginia 22815



          Re: Notice under Bylaws with respect to the 1994
              --------------------------------------------
              Annual Meeting of Shareholders of WLR Foods, Inc.
              -------------------------------------------------



Dear Mr. Seitz:



    Cede & Co., the nominee of The Depository Trust Company ("DTC"), is a record holder of common stock (the "Common Stock") of WLR Foods, Inc., a Virginia corporation ("WLR" or the "Company"). DTC is informed by its Participant, Stephens Inc. (the "Participant") that on the date hereof, 600,000 of such shares (the "Shares") credited to Participant's DTC account are beneficially owned by WLR Acquisition Corp., a customer of the Participant ("Acquisition Corp." or the "Customer").



    The purpose of this letter is to provide written notice to WLR, at the request of the Participant and on behalf of the Customer, pursuant to Article II, Section 4 of the Bylaws of the Company (the "Bylaws"), with respect to the intention of Acquisition Corp. as beneficial owner of the Shares or Cede & Co. as the record owner of the Shares to nominate eight (8) persons (the "Independent Nominees") for election as directors of the Company at the 1994 Annual Meeting of Shareholders of WLR (the "Meeting").



    At the request of the Participant, and on behalf of the Customer, Cede & Co. hereby gives notice under the Bylaws with respect to the following nominations of director candidates:



Nomination of Director Candidates:
- - ---------------------------------



    In accordance with Article II, Section 4 of the Bylaws, notice is hereby given to the Secretary of the Company of the following:

    1.  The name and address of Acquisition Corp. are as follows:

                   WLR Acquisition Corp.
                   c/o Tyson Foods, Inc.
                   2210 West Oaklawn Drive
                   Springdale, Arkansas 72764



    As of the date hereof, the shares of Common Stock, without par value, beneficially owned by Acquisition Corp. are held in accounts of Acquisition Corp. maintained with Stephens, Inc., which brokerage firm is a Participant in The Depository Trust Company. Accordingly, the name and address of the holder of record of such shares (the "Record Holder"), as it should appear in the Company's books, is as follows:

                    Cede & Co.
                    P.O. Box 20
                    Bowling Green Station
                    New York, New York 10274



    2. Acquisition Corp. is the beneficial owner of 600,000 shares of Common Stock as of the date hereof and intends to be the beneficial owner of Common Stock at all times from the date hereof to the date of the Meeting, and is entitled to vote for the election of directors through the Record Holder. Acquisition Corp. as the beneficial owner of the Shares (or Cede & Co. as the record owner of the Shares) intends to appear in person (or, in the case of Cede & Co, to cause, at the request of Participant, a duly appointed agent of Cede & Co. to appear in person) or by proxy at the Meeting to nominate the Independent Nominees.



    3. At the Meeting, Acquisition Corp. as the beneficial owner of the Shares (or Cede & Co. as the record owner of the Shares) intends to propose a resolution (the "Resolution"), to be voted on by the Company's stockholders pursuant to Article 13.1-675(C) of the Virginia Stock Corporation Act, increasing the size of the Board of Directors of the Company (the "Board" or the "Board of Directors") from ten (10) directors to fifteen (15) directors, in accordance with Article II, Section 2, of the Bylaws.



     4. Acquisition Corp. as the beneficial owner of the Shares (or Cede & Co. as the record owner of the Shares) intends to nominate the persons listed below as the Independent Nominees. The Independent Nominees have furnished to Acquisition Corp. the following information concerning their principal occupation and certain other matters. The Independent Nominees are citizens of the United States.




Name and
Business Address            Age        Employment History
- ------------------          ---        ------------------

Fred Cameron                60         For the past five years, Mr. Cameron has
P.O. Box 265                           been self-employed as a private investor
National City, CA 91951                and a cattle rancher. Mr. Cameron is the
                                       former President of C&M Packing Company
                                       of San Diego (a meat packing company).


James Clark Irwin           67         From November, 1982 through present,
2401 Johnson Road                      self-employed owner and operator of a
Springdale, AR 72763                   poultry and beef farm. Mr. Irwin was the
                                       Vice-President of Live Production For
                                       Tyson Foods, Inc. for 22 years, and has
                                       been a broiler grower for Tyson Foods,
                                       Inc. for 33 years. Mr. Irwin serves as a director of the Bank of Fayetteville
                                       (Fayetteville, Arkansas).


Michael J. Levitt           63         For over twenty years, Mr. Levitt has
1 East Stow Road                       been the sole owner of Michaels Develop-
P.O. Box 994                           ment Company, Interstate Realty Manage-
Marlton, NJ 08053                      ment Co. and Continental Mortgage Corp.
                                       (national developers/owners/managers of
                                       government subsidized low income rental
                                       housing).


Hayden McIlroy              55         From March, 1986 through present, Mr.
25 Highland Park Village               McIlroy has been President of H.M.
Suite 100-341                          Investments (a private investment
Dallas, TX 75205                       company). Mr. McIlroy was previously
                                       President and Chief Executive Officer of
                                       McIlroy Bank & Trust (Fayetteville,
                                       Arkansas).




Name and
Business Address             Age           Employment History
- ------------------           ---           ------------------


Mitchell S. Rosenthal,      59         Dr. Rosenthal founded Phoenix House, one
M.D.                                   of the largest private, non-profit sub-
164 West 74th Street                   stance abuse services agencies in the
New York, NY 10023                     United States, in 1967, and has served
                                       as its chief executive and as President
                                       and Chief Executive Officer of Phoenix
                                       House Foundation since that time
                                       through the present. Dr. Rosenthal has
                                       also chaired the New York State
                                       Advisory Council on Substance Abuse
                                       since 1985, and has been a White House
                                       advisor on drug abuse and a special
                                       consultant to the Office on National
                                       Drug Abuse Policy.


P.R. Smith                  69         For over twenty years, Mr. Smith has
P.O. Box 593                           owned and operated family farms and
Winder, GA 30680                       agribusinesses. From 1973 through 1980,
                                       Mr. Smith served as a member of the
                                       Board of Regents of the University of
                                       Georgia System. From 1977 through 1980
                                       Mr. Smith was an Assistant Secretary of
                                       Agriculture of the United States. Mr.
                                       Smith is a past Vice President of the
                                       Georgia Farm Bureau and a past Chairman
                                       of the Georgia Cotton Commission. Mr.
                                       Smith is a member of the Board of
                                       Trustees and the Treasurer of Christian
                                       College of Georgia.




Name and
Business Address            Age        Employment History
- ------------------          ---        ------------------


Gerald A. Welch             59         Mr. Welch has been retired since April,
7355 Hidden Cove                       1994. From January, 1988 through
Kalamazoo, MI 49009                    February, 1992, Mr. Welch served as
                                       Senior Vice President, and from
                                       February, 1992 through April, 1994, he
                                       served as Executive Vice President, of
                                       the Pharmaceuticals, Seeds and Animal
                                       Health Products Division of the Upjohn
                                       Company. Mr. Welch serves as a director
                                       of Union Pump Co. (Battle Creek,
                                       Michigan), Biggs-Gilmore Advertising
                                       (Kalamazoo, Michigan) and Cytrex
                                       Corporation (Atlanta, Georgia).


Alan L. Wurtzel             60         Since 1994, Mr. Wurtzel has been Vice
2134 R Street, N.W.                    Chairman of Circuit City Stores, Inc.
Washington, DC 20008                   (electronics and appliances retailer)
                                       and from 1986-1994, he served as
                                       Chairman of Circuit City Stores, Inc.
                                       Mr. Wurtzel is also a director of
                                       Office Depot, Inc.





     5. Acquisition Corp. as the beneficial owner of the Shares (or Cede & Co. as the record owner of the Shares) intends to nominate each of Messrs. Levitt, McIlroy and Welch for election to a three-year term as a Class A director of the Company. The remaining Independent Nominees (namely, Messrs. Cameron, Irwin, Rosenthal, Smith and Wurtzel) will be nominated to fill the five (5) vacancies created by the Resolution, if the Resolution is approved by the Company's shareholders. In that event, Acquisition Corp. as the beneficial owner of the Shares (or Cede & Co. as the record owner of the Shares) intends to nominate each of Messrs. Cameron and Irwin to a two-year term as a Class C director of the Company; each of Messrs. Rosenthal and Smith to a one-year term as a Class B director of the Company; and Mr. Wurtzel to a three-year term as a Class A director of the Company; all in accordance with Article THREE, Section One of the Articles of Restatement of the Company (the
"Restated Articles"). If elected, each of the Independent Nominees would hold office until the annual meeting of the Company's shareholders at which his term is scheduled to expire and until his successor shall be duly elected and qualified or until his earlier death, resignation or removal.




     6. Tyson Foods, Inc. ("Tyson") and Acquisition Corp. have entered into agreements with each Nominee (the "Nominee Agreements"), pursuant to which Tyson and Acquisition Corp. have agreed to promptly reimburse the Independent Nominees for all out-of-pocket costs and expenses reasonably incurred by them in connection with their nominations for election as directors of the Company and related matters. The Nominee Agreements further provide that Tyson and Acquisition Corp. will indemnify the Independent Nominees against all claims, liabilities and expenses incurred by the Independent Nominees which arise out of or relate to Tyson's and Acquisition Corp.'s solicitation of proxies in connection with the Meeting, any proposed acquisition of the Company by Tyson and/or Acquisition Corp., the Independent Nominee's nomination for election as a director of the Company, the Independent Nominee's serving as a director of the Company, or any related matter.



     Pursuant to the Nominee Agreements, Tyson, Acquisition Corp. and each Independent Nominee have acknowledged and agreed that Tyson and Acquisition Corp. intend to nominate such Independent Nominee for election as a director of the Company and to solicit proxies in connection therewith upon the understanding that if such Independent Nominee is elected as a director of the Company, such Independent Nominee will take whatever actions are necessary, appropriate and available to him in his capacity as a director of the Company to (i) cause the Company to redeem the rights (the "Rights") issued pursuant to the Shareholder Protection Rights Agreement, dated as of February 4, 1994, between the Company and First Union National Bank of North Carolina, as Rights Agent, (ii) enter into a definitive merger agreement with Acquisition Corp.
(or another affiliate of Tyson) and Tyson providing for the acquisition of the Company by Tyson (the "Proposed Merger"), (iii) cause the provisions of
Article 14 of the Virginia Stock Corporation Act ("VSCA") (the "Virginia Affiliated Transactions Law") and Article 14.1 of the VSCA (the "Virginia Control Share Act") to be deemed inapplicable to the Proposed Merger or any shares of common stock of the Company acquired by Tyson or Acquisition Corp. in connection with their efforts to effect the Proposed Merger and (iv) otherwise facilitate the acquisition of the Company by Tyson; all subject, in all events, to the fulfillment of such Independent Nominee's fiduciary duties as a director of the Company under applicable Virginia law.




     The Nominee Agreements provide that Tyson will pay each Independent Nominee the amount of $12,000 upon the dissemination to shareholders of the Company of a Proxy Statement relating to the nomination of the Independent Nominees for election at the Meeting, and further provide that in the event that such Independent Nominee is required to attend any meetings in connection with his nomination prior to his election as a director of the Company (including the Meeting), or to attend any hearings, depositions or the like in connection with his nomination or service as a director, Tyson will pay such Independent Nominee $1,000 per day plus his expenses incurred in connection with his attendance at such meeting, hearing or deposition.



     The foregoing description of the Nominee Agreements is qualified in its entirety by reference to the Form of Nominee Agreement attached hereto as Exhibit A.



     Except as described above, there are no other arrangements between Acquisition Corp. and the Independent Nominees or between Acquisition Corp. and any other person pursuant to which Acquisition Corp. makes or will make such nomination.



     7. Each of the Independent Nominees has consented to serve as a director of the Company if so elected. Copies of the consents of the Independent Nominees are enclosed herewith.



     Please direct any questions regarding this notice to John T. O'Connor, Esq. of Milbank, Tweed, Hadley & McCloy, One Chase Manhattan Plaza, New York, NY 10005, (212) 530-5548.



     While Cede & Co. is furnishing the notice stated herein as the stockholder of record of the Shares, it does so at the request of Participant and only as a nominal party for the true party in interest, the Customer.
Cede & Co. has no interest in this matter other than to take those steps which are necessary to ensure that the Customer is not denied its rights as the beneficial owner of the Shares, and Cede & Co. assumes no further responsibility in this matter.



                                      Very truly yours,


                                      Cede & Co.


                                      By:
                                         ------------------------------
                                         Kenneth M. Scholl, partner



STATE OF NEW YORK     )
                      )  SS.
COUNTY OF NEW YORK    )




     Kenneth M. Scholl, partner, having been first duly sworn according to law, deposes and says that he is a partner of Cede & Co., that he is authorized to execute the foregoing notice and to make the designations, authorizations and representations contained therein, and that the facts and statements contained in the foregoing notice are true and correct.




                                       Cede & Co.

                                       By:
                                          --------------------------------
                                          Kenneth M. Scholl, partner



SWORN TO AND SUBSCRIBED before me
this 21st day of July, 1994


- -----------------------------------
          Notary Public

            SUE ANN VAJDA
  Notary Public, State of New York
           No. 41-4822492
     Qualified in Queens County
Commission Expires December 31, 1994